Filed pursuant to Rule 433
Registration Statement No. 333-140456
15YR NC 6MO EKSPORTFINANS Range Note
Indicative Terms and Conditions
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Issuer:	Eksportfinans ASA

Ratings:	AAA/AA+

Type:	MTN

Issue Size:	USD 10,000,000.00

CUSIP:	28264QKY9

Trade Date	September 21, 2007

Issue Date:	October 11, 2007

Maturity Date:	October 11, 2022, subject to Issuer’s Call Option

Issue Price:	100.0%

Redemption Price:	100.0%

Interest Rate:	8.50% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%

Day Count Basis / Business Day Convention:	30/360, Following, unadjusted

Interest Period:	Semi-annually from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment Dates:	Semi-annually on the 11th of each April and October commencing April 11, 2008, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:	For any Interest Period, the number of calendar days (including non Business Days) during that Interest Period in respect of which 6m USD LIBOR REF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non Business Days) in such Interest Period.

Lower LIBOR Barrier:	0.00%

Upper LIBOR Barrier:	7.00%

6m USD LIBORREF:	For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	For any days within an Interest Period from and including the fifth Business Day prior to an Interest Payment Date to the Interest Payment Date, 6m USD LIBORREF as of that fifth Business Day prior to the Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days:	New York

Issuer’s Call Option:	The Issuer has the right to call the notes in whole or in part at the Redemption Price on every Interest Payment Date, commencing on or after April 11, 2008, with 5 Business Days notice.

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.
Historical Performance
      The following graph shows the 6m USD LIBOR REF for the final calendar day of each month since October 11, 1992 through August 31, 2007.
      Since October 11, 1992, the 6m USD LIBORREF has experienced significant fluctuations. Any historical trend during any period shown above is not an indication that the 6m USD LIBORREF is more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the 6m USD LIBORREF as an indication of future performance. The Issuer cannot give you any assurance that the future 6m USD LIBORREF will result in you receiving any amount greater than the outstanding principal amount of your note on the Maturity Date.

Historical performance is not indicative of future results.